Exhibit 10(a)

February 9, 1999

Mr. Leo P. DeNault
3207 Dry Run View Lane
Cincinnati, OH 45244

Dear Leo:

On behalf of Entergy Corporation, I would like to confirm our offer for the position of Vice President, Corporate Development. The details of the offer consist of:
Starting Base Salary	$250,000,000 Annual
$20,833.33 Monthly

Base salary is either paid on a bi-weekly basis or up to 75% of such base salary can be deferred (until you leave Entergy) using an array of eight different investment options. The choice of deferral and investment opportunities are entirely yours.

Executive Annual Incentive Plan (EAIP) Payout Opportunity
ACHIEVEMENT LEVEL
MINIMUM	TARGET	MAXIMUM
20%	40%	60%
$50,000	$100,000	$150,000

The EAIP is on a calendar year basis. You will be eligible for a prorated payout based on the number of days of employment. The actual award is based on a continuous level of achievement (between the 20% and 60% levels) and is not bracketed at the 20%, 40% or 60% levels.

Long Term Incentive Plan (LTIP)

This plan provides participants with performance shares that will be earned by achieving pre-approved Entergy Corporation goals for the three-year performance period (1998-2000). You will be eligible for a prorated number of performance shares based on the number of full months of participation. The opportunities for a full 36 months of participation are:
ACHIEVEMENT LEVEL
MINIMUM	TARGET	MAXIMUM
2,250 shares	4,500 shares	6,750 shares

To illustrate how the 1998-2000 LTIP would work in your case, let's assume that your employment begins on March 1, 1999, and the System achieves the maximum level of performance, your payout in early 2001 would be 4,125 shares (i.e., 6,750 maximum shares for the 36-month period times 22/36 prorated months of participation) plus the accumulated dividends on these shares.

Annual Stock Option Plan

7,500 stock options will be granted on your first day of employment. Each year thereafter, you will be eligible for a grant based upon prior year's performance. One-third of all options granted will vest each year and expire ten years from the date of grant. The exercise price will be established as the closing market price on the date of grant.

Retirement Benefits (with SERP)

The SERP is an all-inclusive retirement plan that accumulates benefits at various rates (see attached table). The maximum benefit under the SERP is 55% of your highest three-year average base salary and annual incentive payments. This maximum benefit is attained at 30 years of service. Benefit payments can begin as early as age 55 (with company permission) with a 20% discount (i.e., 2% for every year your retirement precedes age 65). See attached estimate of your SERP benefits at various retirement ages.

Savings Plan (SP) and Defined Contribution Restoration Plan (DCRP)

After a six-month waiting period, you may participate in these plans. You may contribute as much as 16% of your base salary and receive tax-deferred benefits in addition to a 50% company match (maximum company match = 3% of your base salary). To the extent that the company match cannot be made due to legal limits, the otherwise lost company match will be restored under the DCRP.

Equity Awards Program (EAP) Deferral

You can defer up to 100% of your EAIP bonus on a pre-tax basis. The deferred funds are used to buy phantom Entergy common stock at a 20% discount-applied to the closing market price at the time of deferral.

Vacation

You are eligible for four weeks vacation beginning in 1999.

Executive Disability

This plan guarantees that your total disability payments from all sources will equal 65% of your monthly base salary.

Relocation Allowance (one month's salary)

You will receive one month's base salary ($20,833.33), paid at the time you relocate, for miscellaneous relocation expenses. Details of your relocation assistance will be provided under separate cover.

  Interim Living: You will be eligible for interim living for a period not to exceed six months.
  Equity Protection: Entergy will guarantee the sale of your principal residence not to be less than your original purchase price plus any documented capital improvements to such residence.

Special one-time Signing Bonus and Equity Replacement
  Signing Bonus: $100,000

This amount will be paid shortly after your first day of employment or it can be deferred (using an array of eight different investment options) until you leave Entergy. The choice of deferral and investment opportunities are entirely yours.

Termination Benefits
  If you should voluntary resign your employment before age 65, you will receive payment of accrued compensation and employee benefits. SERP benefits described herein would be forfeited.
  If you should terminate your employment before age 55 with company permission, you will receive payment of accrued compensation and employee benefits. However, the accrued SERP benefit would be reduced at an average annual rate of 6.5% per year for each year your termination date precedes your age 65; and, payments cannot begin before you attain age 55.
  If you resign your employment for "good reason," due to a change in control, you will receive payment of accrued compensation and employee benefits, including immediate vesting of your accrued SERP benefits plus, a lump-sum "parachute payment" equal to the lower of: (a) 2.99 times your average five year base salary and annual incentive pay or, (b) 2.99 times your "Base Amount", which is equal to the maximum amount that can be paid without such payment becoming subject to the Excise Tax within the meaning of Section 280G(b)(1) of the IRC. Please note the following two exceptions:
  If your resignation for good reason occurs before you complete twelve months of service, the 2.99 multiple in (a) above will be applied to the average of your base salary and Target EAIP.

  If your resignation for good reason occurs after completing one year but before completing five years of service, the 2.99 multiple in (a) above will be applied to the average of your base salary and annual incentive paid during your period of actual employment with Entergy.

  This parachute payment provision will remain in place for three years following your employment date and will be subject to review at the completion of the three-year period.

    If the Company terminates your employment for any reason other than for cause, you will be eligible for the officer severance program.

  This offer is contingent upon satisfactory references, security background check and successful completion of a pre-employment drug screening.

  After you have had a chance to review this offer, please contact me to discuss any questions you may have. I hope this offer meets with your approval, and I look forward to working with you as part of the Entergy team.

  Sincerely

  Gary Clary
  Senior Vice President
  Human Resources & Administration

  GC/cal
  Attachments
  cc: Mr. W. Leonard
  Mr. J. Wilder

  Agreed:

  Leo Denault

  Date:

  2/13/1999